Exhibit 23.1

To the Board of Directors and Shareholders of Protagenic Therapeutics, Inc.

We consent to the inclusion in the Form 10-K of Protagenic Therapeutics, Inc. of our report dated August 27, 2025, relating to our audit of the consolidated balance sheets of Phytanix Biotherapeutics Inc. of December 31, 2025, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes.

August 14, 2026.

We served as the Company’s auditor since 2025.

Los Angeles, California

PCAOB ID Number 6580